JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Trust IV

Undiscovered Managers Funds

J.P. Morgan Fleming Mutual Fund Group, Inc.

JPMorgan Institutional Trust

J.P. Morgan Mutual Fund Investment Trust

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

J.P. Morgan Access Multi-Strategy Fund II

JPMorgan Insurance Trust

(each, a “Trust”)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Brian S. Shlissel, Jessica K. Ditullio, Elizabeth A. Davin, Pamela L. Woodley, Gregory S. Samuels, Carmine Lekstutis, Zachary E. Vonnegut-Gabovitch and Anthony Geron, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all registration statements, including registration statements on Form N-1A, Form N-2 and Form N-14, or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Trusts, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as she might or could do in person in his capacity as an officer of the Trusts, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Timothy J. Clemens
Timothy J. Clemens	Dated: February 11, 2019